Exhibit 4.6

AMENDMENT TO SECURED PROMISSORY NOTE

This Amendment to Secured Promissory Note (this “Amendment”), dated this 4 day of March, 2024, modifies and amends a certain Secured Promissory Note, dated March 5, 2020, made by MaVeRicK Collective Inc., a Delaware corporation, MVRK Tobacco Manufacturing LLC, a North Carolina limited liability company, MVRK Tobacco Importers LLC, a North Carolina limited liability company, MVRK Research LLC, a North Carolina limited liability company, MVRK Farms LLC, a Delaware limited liability company, Greener & Wilder LLC, a North Carolina limited liability company, MVRK Distribution LLC, a North Carolina limited liability company, MVRK Holdings LLC, a North Carolina limited liability company, MVRK Distro LLC, a Delaware limited liability company, North Carolina Tobacco Manufacturing LLC, a Delaware limited liability company, North Carolina Tobacco Importers, LLC, a North Carolina limited liability company, 21st Century Brands Distributing LLC, a Delaware limited liability company, and Maverick Lifestyle Inc., a Nevada corporation (jointly and severally, the “Borrowers”), and payable to the order of BH Group, LLC (together with any successors or assigns, the “Lender”), in the original principal sum of NINE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS and no cents ($9,750,000.00) (as amended and supplemented to date, the “Note”). Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Note.

For value received, the terms of this Note are hereby amended in the following manner:

1. The first paragraph of the section titled “Payment Terms” is amended and restated in its entirety as follows:

Payment Terms. Beginning on May 1, 2020, the Borrowers shall pay all accrued interest in arrears on a quarterly basis no later than the first (1st) day of May, August, November, and February of each year. The outstanding principal amount and any accrued but unpaid interest shall be due and payable on March 5, 2026 (the “Maturity Date”), or at such earlier time that the entire amount of this Note becomes due and payable in full (whether by acceleration or otherwise). Pursuant to the terms of that Amendment to Loan Documents dated as of January 31, 2023 (the “2023 Amendment”), the Borrowers have made a one-time payment in the amount of $2,100,000.00, which was applied to payment of (i) interest due on February 1, 2023, (ii) interest due on May 1, 2023 and (iii) outstanding principal under this Note, as set forth in greater detail in the 2023 Amendment.

2. Except as expressly set forth in this Amendment, the Note shall remain unchanged shall remain in full force and effect as written and is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Borrowers have caused this Amendment to Secured Promissory Note to be duly executed and delivered on the date first above written.

MaVeRicK Collective Inc.		MVRK Tobacco Manufacturing LLC

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

MVRK Tobacco Importers LLC		MVRK Research LLC

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

MVRK Farms LLC		Greener & Wilder LLC

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

MVRK Distribution LLC		MVRK Distro LLC

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

North Carolina Tobacco Manufacturing LLC		North Carolina Tobacco Importers, LLC

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

21st Century Brands Distributing LLC		Maverick Lifestyle Inc.

By:	/s/ Victor Krahn	By:	/s/ Victor Krahn
	Name:		Name:
	Title:		Title:

Accepted by the undersigned Lender
as of the date set forth above.

BH Group, LLC

By:	/s/ Moshe Mueller
Name:
Title:

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